   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2000



                                                      REGISTRATION NO. 333-44648

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       METRICOM, INC.                                            METRICOM FINANCE, INC.
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                          DELAWARE                                                      DELAWARE
                  (STATE OF INCORPORATION)                                      (STATE OF INCORPORATION)
                         77-0294597                                                    77-0529272
            (I.R.S. EMPLOYER IDENTIFICATION NO.)                          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             333 WEST JULIAN STREET
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 282-3000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)


                              TIMOTHY A. DREISBACH

                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                 METRICOM, INC.
               333 WEST JULIAN STREET, SAN JOSE, CALIFORNIA 95110
                                 (408) 282-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                              KENNETH L. GUERNSEY
                                CYDNEY S. POSNER
                               COOLEY GODWARD LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 693-2000


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after the registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES                                PROPOSED MAXIMUM     AMOUNT OF REGISTRATION
TO BE REGISTERED                                               OFFERING PRICE(1)(2)      FEE(1)(2)(3)(4)
------------------------------------------------------------------------------------------------------------
Common Stock of Metricom, Inc., $0.001 par value per
share(5)....................................................           (9)                      --
Preferred Stock of Metricom, Inc., $0.001 par value per
share(6)....................................................           (9)                      --
Debt Securities(7)..........................................           (9)                      --
Guarantees of Metricom, Inc. with respect to Debt
Securities(8)...............................................           (9)                      --
Equity Warrants of Metricom, Inc............................           (9)                      --
Debt Warrants...............................................           (9)                      --
Units.......................................................           (9)                      --
       Total................................................     $300,250,000(10)            $79,266
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

 (1) The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrants in connection with the issuance by the registrants of the securities registered hereunder.
 (2) Of the unsold securities previously registered by the registrants under Registration Statement Nos. 333-91359 and 333-95669 referred to below, unsold securities with a maximum aggregate offering price of $899,750,000 are being carried forward in this registration statement pursuant to Rule 429 under the Securities Act. Accordingly, the total amount registered under this registration statement as so consolidated is $1,200,000,000. In connection with the filing of the earlier registration statements, the registrants paid registration fees with respect to the above-specified unsold securities in the aggregate amount of $244,020, consisting of $128,816 paid under Registration Statement No. 333-91359 and $115,204 paid under Registration Statement No. 333-95669. In accordance with Rule 429, the amount of registration fee reflected in the table above does not include the $244,020 previously paid to the Commission with respect to the earlier registration statements.
 (3) With respect to Debt Securities, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.
 (4) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.
 (5) Shares of Common Stock may be issued in primary offerings, upon conversion of Debt Securities and/or Preferred Stock registered hereby and/or upon exercise of Equity Warrants registered hereby. The aggregate amount of Common Stock registered hereby that may be sold in at-the-market offerings is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.
 (6) Shares of Preferred Stock may be issued in primary offerings, upon conversion of Debt Securities registered hereby and/or upon exercise of Equity Warrants registered hereby.
 (7) Debt Securities may be issued in primary offerings and/or upon exercise of Debt Warrants registered hereby. Subject to note 10 below, there is being registered hereunder, by Metricom, Inc. and Metricom Finance, Inc., an indeterminate principal amount of their debt securities as may be sold, from time to time, by either of the registrants. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrants not to exceed $1,200,000,000 less the gross proceeds attributable to any securities previously issued pursuant to this registration statement.
 (8) The obligations of Metricom Finance, Inc. under Debt Securities registered hereunder will be fully and unconditionally guaranteed by Metricom, Inc. as described more fully in the registration statement.
 (9) Not required to be included in accordance with General Instruction II.D. of Form S-3.
(10) Except as permitted by Rule 462 under the Securities Act, in no event will the aggregate maximum offering price of all securities issued from time to time pursuant to this registration statement exceed $1,200,000,000. The securities registered hereunder may be sold separately or with other securities registered hereunder.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO (a) THE $463,368,000 MAXIMUM AGGREGATE OFFERING PRICE OF UNSOLD SECURITIES PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3 NO. 333-91359 AND (b) $436,382,000 MAXIMUM AGGREGATE OFFERING PRICE OF UNSOLD SECURITIES PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3 NO. 333-95669. ACCORDINGLY, THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO EACH OF SUCH EARLIER REGISTRATION STATEMENTS. POST-EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 2000


PROSPECTUS
                                 $1,200,000,000

                                 METRICOM, INC.
                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                         GUARANTEES OF DEBT SECURITIES
                                EQUITY WARRANTS
                                 DEBT WARRANTS
                                     UNITS

                             METRICOM FINANCE, INC.
                                DEBT SECURITIES
                                 DEBT WARRANTS
                                     UNITS
          GUARANTEED AS SET FORTH IN THIS PROSPECTUS BY METRICOM, INC.

     Metricom, Inc. may offer, from time to time, in one or more series, at prices and on terms that it will determine at the time of offering, any or all of the following:

     - secured or unsecured debt securities;

     - shares of preferred stock;

     - shares of common stock;

     - warrants to purchase debt securities or any other security;

     - warrants to purchase common stock or preferred stock;

     - units consisting of two or more of the foregoing securities and/or securities registered by Metricom Finance, Inc.; or

     - guarantees of debt securities of Metricom Finance, Inc.


     Metricom Finance, Inc., a wholly-owned subsidiary of Metricom, Inc., as co-issuer and co-obligor, may offer, from time to time, in one or more series, at prices and on terms to be determined at the time of the offering, one or more series of secured or unsecured debt securities, warrants to purchase debt securities or units consisting of debt securities, debt warrants or securities of Metricom, Inc. The obligation of Metricom Finance under any debt securities will be fully and unconditionally guaranteed by Metricom, Inc. as set forth in this prospectus.



     Metricom, Inc. and Metricom Finance will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.


                           -------------------------


THE SECURITIES METRICOM, INC. AND METRICOM FINANCE MAY OFFER INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


              The date of this prospectus is               , 2000

[METRICOM, INC. LOGO]

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary...................    1
Risk Factors.........................    4
Forward-Looking Information..........   18
Deficiency of Earnings to Fixed
  Charges and Deficiency of Earnings
  to Combined Fixed Charges and
  Preferred Stock Dividends..........   18
Use of Proceeds......................   19



                                       PAGE
                                       ----
Description of Capital Stock.........   20
Description of Debt Securities.......   24
Description of Warrants..............   35
Description of Units.................   37
Plan of Distribution.................   37
Legal Matters........................   38
Experts..............................   38
Where You Can Find More
  Information........................   38


                           -------------------------

     No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus or the accompanying prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers.

                               PROSPECTUS SUMMARY


     The following is a summary of Metricom, Inc.'s business. This summary does not contain all of the information that may be important to you and we urge you to read this prospectus and the accompanying prospectus supplement carefully. The discussion throughout this prospectus pertains to both Metricom, Inc. and Metricom Finance, unless the context indicates otherwise and except for the risk factors, which pertain only to Metricom, Inc., unless the context indicates otherwise.



     Metricom, Inc. is a leading provider of mobile wireless data access to corporate networks and the Internet, based on the data rates provided to users of Metricom, Inc.'s new high-speed service. Metricom, Inc. has designed its new high-speed service, marketed under the Ricochet(R) brand name, to meet the needs of the growing number of professionals who require full access to their corporate networks and the Internet while away from the office. Metricom, Inc.'s service will also appeal to consumers who desire high-speed mobile access to the Internet. Simply by connecting a wireless modem to a laptop computer or portable electronic device, users can access their corporate networks and the Internet whenever they want and wherever they are within Metricom, Inc.'s service areas, just as they would with a wired modem.



     Metricom, Inc. is a Delaware corporation originally incorporated in California in 1985. Metricom Finance is a wholly-owned subsidiary of Metricom, Inc., formed for the purpose of allowing Metricom, Inc. to consummate a holding company reorganization. A holding company reorganization is a transaction effected either as a result of the transfer of all or substantially all of Metricom, Inc.'s assets to Metricom Finance, the merger of a wholly owned subsidiary of Metricom Finance with Metricom, Inc., or a merger of Metricom, Inc. into a single member limited liability company owned by Metricom Finance, after which any debt securities, issued under the registration statement of which this prospectus is a part, will become solely the obligation of a holding company. We do not currently intend to undertake a holding company reorganization.


     Our principal office is located at 333 West Julian Street, San Jose, California 95110; our telephone number at that location is (408) 282-3000.

                          THE SECURITIES WE MAY OFFER

     Metricom, Inc. and Metricom Finance may offer various series of debt securities, warrants to purchase debt securities or units, and Metricom, Inc. may offer shares of its preferred or common stock or warrants to purchase shares of its preferred or common stock, with a total value of up to $1,200,000,000, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

     - designation or classification;

     - aggregate principal amount or aggregate offering price;

     - maturity, if applicable;

     - rates and times of payment of interest or dividends, if any;

     - redemption, conversion or sinking fund terms, if any;

     - voting or other rights, if any;

     - financial or other covenants, if any;

     - conversion prices and terms, if any;

     - in the case of a warrant, procedures and limitations relating to the exercise of the warrant, including its termination date, exercise price, duration and anti-dilution provisions;

     - in the case of a warrant offered concurrently with the offering of any other security, the date on and after which the warrant may be transferred separately from the other security; and

     - important federal income tax considerations.


     The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. THIS PROSPECTUS MAY NOT BE USED TO COMPLETE ANY SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


     We may sell the securities directly or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents, underwriters or dealers we will include in the applicable prospectus supplement:

     - the names of those agents, underwriters or dealers;

     - applicable fees, discounts and commissions, to be paid to them; and

     - the net proceeds to us.

     We may also deliver this prospectus in connection with the sale of any debt securities, warrants to purchase debt securities, shares of preferred stock or common stock or warrants to purchase preferred stock or common stock that we may issue or sell pursuant to the registration statement of which this prospectus is a part.

     COMMON STOCK. Metricom, Inc. may offer its common stock from time to time. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.


     PREFERRED STOCK. Metricom, Inc. may offer its preferred stock from time to time. Metricom, Inc.'s board of directors has the authority to issue its undesignated shares of preferred stock in new series and to fix the rights, preferences, privileges and restrictions of any new series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, without further vote or action by its stockholders, subject to rights of the holders of outstanding preferred stock.


     DEBT SECURITIES. We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing that debt, to all of our senior indebtedness. Convertible or exchangeable debt securities will be convertible into or exchangeable for Metricom, Inc.'s common stock, preferred stock or any other security designated by Metricom, Inc. or Metricom Finance, Inc. Conversion or exchange may be mandatory or at your option and would be at prescribed conversion or exchange rates.


     The debt securities will be issued under indentures between us and Bank One Trust Company, N.A. or another trustee chosen by us, referred to in this prospectus as the trustee. In this prospectus, we have summarized some of the terms and other general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures, which contain the terms of the debt securities. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part.


     GUARANTEES. Metricom, Inc. will fully and unconditionally guarantee the obligations of Metricom Finance under the debt securities. Each guarantee with respect to senior debt securities will constitute part of Metricom, Inc.'s senior debt. Each guarantee with respect to subordinated debt securities will be subordinated to Metricom, Inc.'s senior indebtedness on the same basis as the applicable security of Metricom Finance is subordinated to the senior indebtedness of Metricom Finance. If we complete a holding company reorganization, all references in the indenture and any supplemental indentures to an obligor of the debt securities will refer only to the holding company resulting from that reorganization.


     EQUITY WARRANTS. Metricom, Inc. may offer warrants to purchase shares of its preferred or common stock from time to time. Unless provided otherwise in the relevant prospectus supplement, holders of warrants will not generally be entitled to receive dividends paid on the preferred or common stock. Holders of warrants will not be stockholders. Any equity warrants Metricom, Inc. may issue will have only those anti-dilution protections described in the applicable prospectus supplement. If Metricom, Inc. offers warrants concurrently with the offer of other securities, including debt securities of Metricom Finance, Metricom, Inc. may provide as a term of the warrants that the warrants may not be transferred separately from the other securities for a period of time as specified in the applicable prospectus supplement.

     DEBT WARRANTs. We may offer warrants to purchase our debt securities from time to time. Prior to the exercise of these debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise and will not be entitled to payment of principal of, premium, if any, or interest, if any, on, the debt securities purchasable upon the exercise.

     UNITs. We may offer from time to time units consisting of two or more of the securities described above. These units may be issuable as, and for a specified period of time may be transferable as, a single security only, as distinguished from the separate constituent securities constituting the units.


     Metricom(R) and Ricochet(R) are Metricom, Inc. trademarks. Trade names and trademarks of other companies appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS



     Set forth below are a number of risk factors applicable to an investment in us and the securities that may be offered. An investment in the securities involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occurs, our business could be harmed substantially. The prospectus supplement applicable to each type or series of securities that are offered will contain a discussion of risks applicable to an investment in the particular types of securities that are being offered under that prospectus supplement. Prior to making a decision about investing in the securities, you should carefully consider the specific factors discussed below and under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.



                         RISKS RELATED TO OUR BUSINESS



     WE HAVE REFOCUSED OUR BUSINESS ON A NEW SERVICE FOR WHICH CONSUMER DEMAND IS UNCERTAIN AND WHICH WE HAVE LIMITED EXPERIENCE OPERATING.



     We have only recently placed our new high-speed network into commercial operation and we cannot reliably project potential demand for our high-speed service, including whether there will be sufficient demand at the prices we need to be profitable. We cannot reliably predict demand because the market for mobile wireless data access services is in the early stages of development and critical issues concerning wireless communications and data access, including security, reliability, cost, regulatory issues, ease of use and quality of service, remain unresolved and are likely to affect the demand for our high-speed service. In addition, unlike with our prior service, we are not selling our high-speed service directly to users. Instead, we have implemented a business strategy that relies on channel partners to sell our new service to customers.



     The success of our business ultimately will depend upon the acceptance of our high-speed service by users who subscribe to our service through our channel partners. Because we are offering a service for which there is only a limited market today, we bear the risk that our channel partners will not generate sufficient revenue for us to recoup the substantial expenditures we will make to deploy and commercially launch our network. Moreover, if the user base for our high-speed service does not expand at the rate required to support the planned deployment of our network, our revenue and business will suffer, and we may be unable to complete our national deployment. In addition, competition to provide wireless data access services of the type we offer could result in a high turnover rate among our users, which could have an adverse effect on our business and results of operations.



     WE MUST DEPLOY OUR HIGH-SPEED NETWORK IN A LIMITED TIME IN ORDER TO COMPETE EFFECTIVELY AND ATTRACT USERS. WE MAY BE UNABLE TO ATTRACT USERS AND COMPETE WITH OTHER DATA ACCESS PROVIDERS IF WE DO NOT RAPIDLY DEPLOY OUR HIGH-SPEED NETWORK.



     Competitive factors require that we deploy our high-speed network rapidly. If we are unable to meet our aggressive deployment schedule, we may be unable to attract users and compete with other data access providers. We plan to deploy our high-speed network in major metropolitan markets throughout the U.S. at a rate that we believe has never been attempted. We believe we must introduce our service in a limited amount of time because of increasing competition from other data access providers that are developing competing or similar services.

     WE HAVE EXPERIENCED DELAYS IN DEPLOYMENT IN SOME MARKETS.



     We have encountered delays in the deployment of our high-speed network in some markets due to municipality approvals and utility agreement negotiations. If we continue to experience delays in any markets or are required to reduce the number of markets in which we launch operations or if we are unable to meet continuing deployment needs, such as continuing to deploy network radios and wired access points to maintain performance levels, our business will suffer and the trading prices for our securities could decline, perhaps substantially. We initially planned to launch our high-speed service in 12 markets during the late summer of 2000. By the end of the summer of 2000, we had deployed our service in nine markets. Although we had planned to launch our service in Chicago and Los Angeles as part of our initial launch phase, we did not launch in these markets during that phase due to delays in obtaining zoning approvals and negotiating utility agreements. In addition, in one market, New York City, we have not deployed our service in all areas of the market because of delays in obtaining necessary local regulatory clearances. In Washington, D.C. and Seattle, two of our initial launch markets, access is available only at 28.8 kilobits per second as we continue construction of the network infrastructure for our high-speed service.



     THERE ARE NUMEROUS CONTINGENCIES INVOLVED IN DEPLOYING OUR NETWORK, SOME OF WHICH ARE OUTSIDE OF OUR CONTROL. UNFAVORABLE OR UNTIMELY RESOLUTION OF THESE CONTINGENCIES COULD LEAD TO FURTHER DELAYS IN OUR DEPLOYMENT IN SOME MARKETS.



     In order to complete our network and continue to offer our high-speed service to users in our targeted metropolitan markets, we must successfully achieve a number of regulatory, design and implementation objectives. We may not be able to meet these objectives on a timely basis or at the cost that we have assumed, or at all. Deployment of our high-speed network involves various risks and contingencies, many of which are not within our control, including:



     - delays or refusals by local governments or other third parties to enter into the agreements we need to deploy our network, such as in the Chicago, Los Angeles and New York markets;



     - inability of third parties on whom we depend to meet delivery schedules;



     - failure of our network to perform as expected;



     - hardware reliability and performance problems;



     - failure to receive, or loss of, necessary Federal Communications Commission certification; and



     - changes in existing laws and regulations.



     In addition, as we transition to our high-speed service in markets like New York and San Francisco where our 28.8 kilobits per second service is in use, users of our new high-speed service may experience difficulty in receiving and maintaining our higher speed service and may occasionally be routed to the 28.8 service. As we complete our network, we will be implementing system modifications that should eliminate these high-speed service interruptions. If we are not able to minimize or eliminate these disruptions, our ability to attract users of our high-speed service in these markets could be severely affected and our business could be harmed.



     OUR SUCCESS DEPENDS, IN PART, ON OUR ABILITY AND THE ABILITY OF OUR CHANNEL PARTNERS TO MARKET OUR SERVICE.



     We expect that a substantial marketing effort will be necessary to stimulate demand for our high-speed service. As we launch our high-speed network, we expect that our channel partners will be marketing our service to their customers and other potential users of our service. We also are undertaking a marketing plan to attract users to our service. We cannot be certain that these marketing efforts will be successful and attract the users that we will need to sustain our growth, business and operations. If we or our channel partners are unable to market our high-speed service successfully, or at all, our ability to attract users will be adversely affected and our business will be harmed.



     WE DEPEND SUBSTANTIALLY ON THIRD PARTIES TO DEPLOY OUR HIGH-SPEED NETWORK ON A TIMELY AND COST-EFFECTIVE BASIS.



     We depend heavily on third parties to meet our deployment schedule. If any of these third parties has difficulty performing, or is unable to perform, its obligations in accordance with our schedule and projected costs, the deployment of our high-speed network could be delayed and we could be forced to incur substantial unanticipated costs.



     WE NEED TO OBTAIN RIGHTS-OF-WAY FROM LOCAL MUNICIPALITIES, PUBLIC UTILITIES AND OTHER GOVERNMENTAL ENTITIES TO LOCATE OUR POLETOP RADIOS.



     The development, expansion and operation of our network depend to a significant degree on our ability to obtain and maintain rights-of-way for the location of our poletop radios from local municipalities, public utilities or other local government entities. We have faced delays and may face future delays or rejections in attempting to obtain the approvals and agreements necessary to deploy our network and commercially launch our service. For example, in the Chicago, Los Angeles and New York markets, variations in local regulations, including zoning and franchise fee regulations, have delayed our obtaining agreements we need in order to install our poletop radios. If these site agreements are not executed in a timely manner and on commercially reasonable terms, or at all, we will be required to seek alternative sites, such as commercial buildings, residential dwellings or similar structures, from which to deploy network radios. Deploying a large area in this manner could be time-consuming and significantly more expensive than installing poletop radios on street lights and may be restricted or prohibited by one or more municipalities.



     WE NEED TO LEASE SPACE ON ROOFTOPS OR TOWERS FROM THIRD PARTIES TO INSTALL OUR WIRED ACCESS POINTS.



     The deployment of our service also depends on our ability to lease space for our wired access points on building rooftops or on transmission towers owned by third parties, and there is substantial competition from a variety of communications companies for these sites. We employ third parties to locate appropriate sites and negotiate leases on our behalf. If these third parties are unable to identify and negotiate these leases on terms favorable or acceptable to us, the deployment of our network will be impaired. The rate at which we are acquiring these leases has been slower and the cost of acquiring these leases has been higher than we anticipated. Consequently, we must commit more time, effort and capital resources to acquiring these leases in order to meet our deployment plans.



     WE DEPEND ON THIRD-PARTY SUPPLIERS TO DELIVER KEY COMPONENTS OF OUR
     NETWORK.



     We depend on sole or limited source suppliers for many of the principal components of our network, including our network radios and wired access points. Some of our suppliers have experienced shipment delays, either as a result of capacity limitations at their production facilities or because they were unable to obtain raw materials or parts necessary for the network components they manufacture. Some of these supply shortages are ongoing. If we continue to experience these or future supply problems and are unable to develop alternative sources of supply quickly and on a cost-effective basis, our ability to obtain and install the equipment we need to implement our service will be impaired.

     WE DEPEND ON THIRD-PARTY SUPPLIERS TO PROVIDE CIRCUITS NECESSARY TO DEPLOY OUR NETWORK.



     We depend on third-party suppliers to provide data communications circuits required to deploy our network. To date, we have experienced some delays in obtaining data communications circuits from vendors. These delays have negatively impacted both the commercial launch dates and the size of coverage areas of some of the markets we have launched thus far, as well as some markets that are currently under construction. If we do not obtain data communications circuits on a timely basis, we may be required to delay commercial launches of future markets, launch markets with smaller than optimal coverages areas, or both.



     WE USE CONTRACTORS TO INSTALL AND CONSTRUCT OUR NETWORK.



     We have outsourced the physical construction of our high-speed network to a small number of contractors and our reliance on these contractors reduces our control over deployment schedules, quality assurance and costs. The failure of these contractors to complete the installation of our network on a timely, cost-effective basis could delay the deployment of our network, which would damage our business and prospects. We rely on these third parties, among other things, to install our poletop radios and wired access points, deliver and install circuits at our wired access points and network interface facilities, establish and maintain our connection to corporate networks and the Internet and provide radio frequency engineering. The successful and timely deployment of our network by these parties will be subject to numerous factors, including the supply of labor, materials and equipment, as well as prevailing weather conditions.



     WE MAY RELY HEAVILY ON ONE CHANNEL PARTNER, WORLDCOM, TO PROVIDE A SUBSTANTIAL PORTION OF THE SUBSCRIPTION SALES AND CUSTOMER SUPPORT CRITICAL TO OUR SUCCESS.



     We have agreements with five channel partners, one of which is WorldCom. WorldCom has not commenced the active sale of our service to customers. If WorldCom does not sell our service as effectively as anticipated or if WorldCom terminates its agreement with us, now or in the future, it could disrupt our operations, adversely affect our sales and harm our competitive position and our business. Although WorldCom is only one of several channel partners, we may be heavily dependent on WorldCom to sell subscriptions to our service because it is our largest channel partner and is the only one with national brand name recognition. Our agreement with WorldCom is non-exclusive, allowing it to market and sell the services of our competitors, and WorldCom may terminate the agreement without penalty if we breach our material obligations under the agreement. We believe that the extent to which WorldCom devotes resources to marketing and selling our service will substantially affect the development of our user base. We cannot predict whether WorldCom will sell our service effectively or, even if it does, whether it will decide to support future competing technologies in preference to ours.



     WORLDCOM MAY REDUCE OR CANCEL ITS OBLIGATIONS TO US IF WE FAIL TO MEET PERFORMANCE THRESHOLDS.



     If we do not satisfy specified performance targets under our WorldCom agreement, WorldCom could reduce or terminate its payment obligations or suspend or terminate any sales and marketing services we receive under our agreement with WorldCom, which would impair the growth of our user base and adversely affect our business and results of operations. Although WorldCom has agreed to pay us at least $388 million in revenue over the five years following the launch of our service, our agreement with WorldCom provides that if our deployment schedule is delayed or if we fail to meet deployment schedule deadlines or fail to comply with quality-of-service standards relating to data transmission performance, network availability, coverage and latency, ease of use and size of modems, all as specified in the agreement, WorldCom may delay or reduce its minimum payments to us or, in the case of a deployment delay in excess of 12 months, may terminate the contract. We currently are assessing the impact that the deployment delays we have experienced thus far may have on our minimum revenue commitment from WorldCom. Because the WorldCom revenue amounts represent minimum commitments, the ultimate impact, if any, of our deployment delays on total revenues from WorldCom cannot be predicted. In addition, in the event that, in any agreement year, subscribers provided by WorldCom represent more than a specified percentage of our total subscribers, then WorldCom's guaranteed revenue commitment for that agreement year could be reduced. If we fail to correct any deficiency for sustained periods of time, WorldCom may suspend its obligations to us or terminate the agreement.



     WE MUST ENTER INTO AGREEMENTS WITH CHANNEL PARTNERS TO SELL OUR SERVICE TO USERS AND PROVISIONS IN OUR AGREEMENT WITH WORLDCOM AND OUR STANDARD CHANNEL PARTNER AGREEMENT COULD DETER POTENTIAL CHANNEL PARTNERS FROM ENTERING INTO AGREEMENTS WITH US.



     We are seeking to enter into non-exclusive agreements with other channel partners to sell our service to users. If we are unable to establish additional agreements with appropriate channel partners at the rate needed to keep pace with the growth of our network, or at all, the growth of our customer base and revenues will be reduced. Our agreement with WorldCom contains provisions that may deter other potential channel partners from entering into agreements with us or limit the number of potential users to which our service is marketed. For example, our agreement with WorldCom contains a "most favored nation" clause, which assures WorldCom no less favorable terms than we grant any other channel partner. The agreement also restricts us and other channel partners from marketing our service to three specified entities to which WorldCom may seek to resell our service. In addition, our standard agreement with channel partners requires them to offer our service at a flat rate that each channel partner will determine. This provision could allow a single channel partner to undercut our other channel partners, which could deter potential channel partners from entering into agreements with us.



     THE SUCCESS OF OUR SERVICE DEPENDS, IN PART, ON OUR ABILITY AND THE ABILITY OF OUR CHANNEL PARTNERS TO PROVIDE ADEQUATE CUSTOMER SUPPORT.



     As we launch our high-speed network, we are relying on our channel partners to provide the initial level of customer support, which we will supplement with higher level technical support. We cannot be certain that either we or the users of our service will be satisfied with the performance of any channel partner with which we enter into an agreement. If we or our channel partners are unable to provide adequate customer service, our ability to retain users could be adversely affected and our reputation and business could be harmed.



     WE WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL IN THE FUTURE TO FUND THE CONTINUING DEVELOPMENT, DEPLOYMENT AND MARKETING OF OUR HIGH-SPEED NETWORK AND SERVICE.



     Based on our current projections, we believe that, in addition to the funds currently on hand, we will require additional cash resources of approximately $500 million to enable us to complete the three-phase deployment of our network, as well as for other general corporate purposes, including the payment of interest and dividends on outstanding securities. Based on our current projections, we believe our cash, cash equivalents and unrestricted investments of approximately $714 million as of September 30, 2000, will be sufficient to fund the uncompleted portion of the first two phases of our network deployment. We will need additional funds to complete the third phase of our network deployment, and the funds we may actually require to complete any phase of the deployment may vary materially from our estimates. For example, we could incur unanticipated costs or be required to alter our plans to respond to changes in competition or other market conditions, which could require us to raise additional capital sooner than we expect. We also could require additional funds if we decide to depart from our current business plan or if we experience unforeseen delays, regulatory changes, cost overruns or other unanticipated expenses. In addition, we could require additional funds if we elect to pursue possible acquisitions of complementary businesses or technologies, or acquire licensed spectrum or license, acquire or invest in new products or technologies, none of which is provided for in our current budget.



     Any of the foregoing events could require us to raise additional capital through the sale of equity securities or the incurrence of additional indebtedness in private or public financings. We cannot assure you that additional financing will be available on terms favorable to us, if at all. In addition, Vulcan Ventures' control position and WorldCom's large investment in us may deter investors who otherwise might have provided financing to us. Furthermore, neither Vulcan Ventures nor WorldCom is obligated to provide us with additional funds. If we are unable to secure additional financing, we may be required to delay or abandon our expansion plans, which could limit or prevent the implementation of our business strategy. Moreover, the sale of additional equity or equity-linked securities could be dilutive to holders of our common stock, warrants and other securities.



     WE EXPECT TO CONTINUE TO GENERATE LOSSES AS WE CONTINUE TO DEPLOY, DEVELOP AND MARKET OUR NETWORK AND SERVICE.



     We have a history of losses and expect to incur additional losses in the future. If we are unable to achieve or sustain profitability or positive cash flow from operating activities, we may be unable to develop our network or conduct our business effectively or competitively. Expenditures associated with developing our high-speed service have contributed substantially to our cumulative net losses of approximately $469 million as of September 30, 2000. We expect to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while we continue to develop and deploy our network, market our high-speed service and build our user base. We cannot assure you that we will be able to achieve or sustain profitability.



     OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY, PARTICULARLY IN LIGHT OF THE UNCERTAIN DEMAND FOR OUR SERVICE.



     As we continue to deploy our new high-speed service in additional markets, our operating results are likely to fluctuate significantly. As a result, it is likely that in some future quarters our operating results will be below the expectations of securities analysts and investors, which could cause the trading prices of our securities to decline, perhaps substantially. We are unable to forecast our revenues with certainty because of the unknown demand for our high-speed service and the emerging nature of the mobile wireless data access industry. Our revenues could fall short of our expectations if we experience delays in building out our network or entering into agreements with additional channel partners. We have limited experience marketing our new service or operating the high-speed network through which the service is provided. This lack of experience could cause us to inaccurately estimate the demand for our new high-speed service, which would adversely affect our results of operations. Our operating results may fluctuate as a result of the factors described below and elsewhere in these "Risk Factors," including:



     - unanticipated costs of building our network;



     - delays in the introduction of our service into new markets;



     - changes in the rate of market acceptance of our high-speed service;



     - new offerings of, and pricing strategies for, competitive services;



     - changes in the regulatory environment; and



     - general economic conditions, as well as economic conditions specific to the data access markets.

     WE RELY ON A LIMITED NUMBER OF SUPPLIERS TO PROVIDE THE MODEMS THROUGH WHICH OUR USERS ACCESS OUR SERVICE AND THEREFORE, IF OUR MODEM SUPPLY WAS REDUCED OR INTERRUPTED OUR BUSINESS WOULD BE HARMED. ALSO, OUR BUSINESS COULD BE DISRUPTED AND WE COULD INCUR SUBSTANTIAL COSTS IF OUR MODEM SUPPLIERS DO NOT PROVIDE ENOUGH MODEMS TO MEET THE DEMAND FOR OUR SERVICE OR IF THERE IS NOT ENOUGH DEMAND FOR OUR SERVICE TO MEET OUR SUPPLIERS' MINIMUM COMMITMENTS.



     We depend on a limited number of third-party manufacturers to develop, assemble and manufacture our modems. If any of our modem suppliers were to experience financial, operational, production or quality assurance difficulties, allocate resources to others in lieu of us or experience a catastrophic event that results in a reduction or interruption in supply of modems, our business would be impaired. In addition, if these manufacturers are not able to keep pace with production schedules, our operations will be disrupted.



     We may need to arrange for an additional supply of modems to meet forecast demand for subsequent periods. If we cannot secure arrangements for the manufacture of additional modems beyond the initial period, our channel partners may be unable to secure new subscribers to our service, which would harm our competitive position and our business. Further, if our channel partners sell more subscriptions than we anticipate or if we decide to accelerate deployment of our high-speed network, our presently anticipated supplies may prove inadequate. We cannot assure you that, if any of these events occurs, modems from alternate suppliers will be available at favorable prices, if at all. Additionally, under agreements with our existing modem supplier and three new modem suppliers, we have committed to purchase a minimum number of units in the first year of deliveries and to reimburse these suppliers for a portion of their development costs. Consequently, if consumer demand for our service is less than we currently anticipate, we could owe a substantial amount, up to approximately $100 million in the aggregate, to these modem suppliers.



     OUR MANUFACTURERS MAY EXPERIENCE SHORTAGES OF SUPPLY OF COMPONENTS FOR OUR POLETOP, NETWORK RADIOS, MODEMS OR OTHER PRODUCTS, WHICH COULD INVOLVE SUBSTANTIAL COST AND DELAY AND REDUCE AVAILABILITY OF OUR SERVICE.



     Some of the component parts that our manufacturers use in our products, including our modems and network radios, are available only from sole or limited source vendors. For example, in early 2000, an industry-wide component shortage caused delays to the production of our poletop and network radios assembled under contract by Sanmina Corporation, which resulted in delays to our network deployment. If our manufacturers are unable to obtain sufficient components, we may need to reconfigure our modems or radios, which could involve substantial cost and delay and limit availability of our modems or radios necessary for the deployment of our network. This could further delay our deployment, which would reduce the availability of our service to users and harm our business. Our manufacturers' reliance on sole or limited source vendors involves risks, including the possibility of a shortage of key component parts and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, some key component parts require long delivery times. If the global supply shortage continues, or if our other manufacturers are unable to obtain components, we may experience further delays and may not be able to timely deploy our network, which could have an adverse effect on our channel partners' ability to market our service.



     WE DEPEND ON A NETWORK INFRASTRUCTURE LARGELY MAINTAINED BY THIRD PARTIES AND SUBJECT TO DISRUPTION BY EVENTS OUTSIDE OUR CONTROL.



     Our success will depend upon the adequacy, reliability and security of the networks used to carry data between our network and corporate networks and the Internet. If there is any failure of the Internet backbone, our network interface facilities or any other link in the delivery chain, whether from operational disruption, natural disaster or otherwise, our service could be interrupted and our business and results of operations could be adversely affected. Because the networks used to carry the data are owned or controlled by third parties, we have no control over their quality and maintenance. Currently, we have agreements with UUNet, a subsidiary of WorldCom, and others to support the exchange of traffic between our wired access points, our network interface facilities, the telecommunications infrastructure and corporate networks and the Internet. Our operations also depend on our ability to avoid damages from fires, earthquakes, floods, power losses, communications failures, network software flaws, transmission cable cuts and similar events. The occurrence of any of these events could disrupt our service and harm our business.



     THE DATA ACCESS MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE AND INCLUDES A NUMBER OF COMPANIES THAT HAVE MORE RESOURCES AND BRAND NAME RECOGNITION THAN WE DO, WHICH MAY AFFECT OUR ABILITY TO ATTRACT AND MAINTAIN USERS OF OUR SERVICE.



     Competition in the market for data access and communications services is intense, and increasing competition may force us to reduce prices, which would result in reduced gross margins and cause us to lose market share, any of which could harm the growth of our business and our results of operations. A number of privately and publicly held communications and data access companies, such as Qualcomm, Inc. and Sprint Corp., have developed or are developing new wireless and wired communications and data access services and products using technologies that may compete with ours. Some of these services have operated for many years and are already broadly deployed in major markets and well-recognized. Many of these companies have significantly greater resources, more established brand names and larger customer bases than we do. In addition, several companies in various other industries, such as the satellite communications industry, are expected to enter the market for high-speed data access in the future. Further, we may face competition from Internet service providers that could offer Internet, online or data access services at prices lower than those offered by our channel partners, which could limit our ability to increase our user base and cause us to obtain lower than anticipated selling prices or incur additional selling, marketing and product development expenses.



     THE DATA ACCESS MARKET IS CONSTANTLY EVOLVING, WITH FASTER AND MORE EFFECTIVE PRODUCTS INTRODUCED REGULARLY. WE MUST CONTINUALLY DEVELOP AND IMPLEMENT NEW PRODUCTS AND SERVICES THAT KEEP PACE WITH TECHNOLOGICAL ADVANCES. IF WE DO NOT, OUR PRODUCTS MAY BECOME NON-COMPETITIVE OR OBSOLETE, IMPAIRING OUR ABILITY TO COMPETE FOR CUSTOMERS.



     The market for data access and communications services is characterized by rapidly changing technology and evolving industry standards in both the wireless and wireline industries as customers demand greater speed and increased access and mobility. If we do not develop new technologies or systems in a timely manner upon the introduction of alternative technologies, our products and services may become non-competitive or obsolete and we may lose users to competing service providers. Our success will depend to a substantial degree on our ability to develop and introduce, in a timely and cost-effective manner, enhancements to our high-speed service and new products that meet changing user requirements and evolving industry standards. For example, wired data access technologies, such as digital subscriber lines, may provide faster data rates than our high-speed network and this may affect user perceptions as to the attractiveness of our wireless service. Increased data rates also may result in the widespread development and acceptance of applications that require a higher data transfer rate than our high-speed service provides.



     WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH INTO NEW GEOGRAPHIC MARKETS, WHICH COULD IMPEDE OUR ABILITY TO EXPAND OUR BUSINESS AND DEPLOY OUR NATIONWIDE NETWORK.



     Our plans call for us to expand into 46 markets over a relatively short period of time, requiring us to manage a number of operations in geographically dispersed locations with which we have little or no prior experience. If we are unable to manage effectively our expected rapid growth and development, or if we experience difficulties in managing the deployment of our network, such as the delays in deployment we have experienced related to local regulatory approvals, our business, results of operations, reputation and prospects for growth could be harmed. As we deploy our network, we will have to manage the design, deployment, installation, maintenance and support of a nationwide mobile wireless data access network, as well as the coordination and support of our channel partners.



     In addition, management of our growth will require, among other things:



     - continued development of our financial and management controls and management information systems, including our fixed asset management and billing systems;



     - accurate assessment of potential markets;



     - stringent cost controls;



     - increased marketing activities; and



     - retention of qualified personnel and training of personnel and third parties on whom we depend to deploy and maintain our service.



     WE WILL NEED TO OFFER OUR PRODUCTS AT COMPETITIVE PRICES AND, TO REALIZE THIS OBJECTIVE, WE MUST ACHIEVE COST REDUCTIONS FOR OUR PRODUCTS AND COMPONENTS.



     If we are to become profitable, our products and components must be manufactured in large quantities at competitive cost and quality. If we do not achieve significant product and component cost reductions, our competitive position and our ability to achieve profitability could be impaired. We are currently working with several companies to develop low-cost personal computer card modems, as well as smaller and lower cost external modems. If we are unable to develop these modems at a low cost, we may be unable to achieve the cost structure we anticipate in our business plan. Even if we achieve low-cost production, we must have adequate lead times and production capacity to meet user demand for our service in order to increase revenues and achieve profitability.



     WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR TO OBTAIN ADEQUATE RIGHTS TO USE PROPRIETARY INFORMATION RELATED TO THE TECHNOLOGY USED IN OUR PRODUCTS.



     We rely on a combination of patent, copyright, trademark and trade secret protection laws and non-disclosure agreements to establish and protect our proprietary rights. If these protections do not adequately protect our proprietary rights, we could lose valuable assets or become involved in costly litigation. Our patents may not preclude competitors from developing equivalent or superior products and technology. We also have pending patent applications relating to our technology. We cannot assure you that patents will issue from any pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect our technology. Our trademarks may also be challenged, and we may be precluded from using trademarks that users identify with our service, thus frustrating the ability of our channel partners to market our service. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. Others may independently develop equivalent proprietary information or otherwise gain access to or disclose our information. We cannot assure you that the confidentiality agreements upon which we rely will provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential information or prevent our trade secrets from otherwise becoming known to or independently discovered by our competitors.



     Intellectual property infringement claims against us could be costly and time consuming to defend and could result in the loss of valuable assets. Our commercial success may also depend in part on our not infringing the proprietary rights of others or not breaching technology licenses that cover technology we use in our products. If claims are made, even if they are not meritorious, costly litigation could result, which could divert management attention, preclude sales of affected products or services and reduce resources. Third-party patents may require us to develop alternative technology or to alter our products or processes, obtain licenses or cease some of our activities. If these licenses are required, we may be unable to obtain them on commercially favorable terms, if at all. If we are unable to obtain licenses to any technology required to effectively deploy or market our products and service, our business could be harmed.



     WE ARE SUBJECT TO TELECOMMUNICATIONS INDUSTRY REGULATIONS AND ARE REQUIRED TO OBTAIN REGULATORY APPROVALS AND ABIDE BY REGULATORY RESTRICTIONS THAT AFFECT HOW WE OPERATE OUR BUSINESS. CHANGES TO THE REGULATORY SCHEME OR OUR ABILITY TO OBTAIN APPROVALS OR COMPLY WITH REGULATIONS COULD ADVERSELY AFFECT THE NATURE AND EXTENT OF THE SERVICE WE OFFER.



     Many aspects of our products and service are subject to regulation at the federal, state and local levels. From time to time, the regulatory entities that have jurisdiction over our business adopt new or modified regulations or take other actions as a result of their own regulatory processes or as directed by other governmental bodies. This changing regulatory environment could adversely affect the nature and extent of the service we are able to offer.



     On the federal level, the FCC regulates our license-free equipment and operations, as well as the licensed operations and equipment that we deploy as part of our network. We may not be able to secure the necessary FCC approvals for the equipment that we intend to deploy, and the approval process could result in delays or additional costs. In the frequency bands where we operate on a license-free basis, the FCC requires that we not cause harmful interference to licensed users in the band. In our licensed frequencies, we are subject to an FCC requirement that we not cause interference to certain services operating in nearby bands. Satisfying these requirements could involve substantial time and expense and, if we fail to satisfy them, could lead us to curtail our operations in the affected locations.



     In the license-free spectrum, we operate on a co-equal basis with other license-free users and must accept any interference present in the bands. Even in our exclusive, licensed frequency bands, our operations may be subject to interference. Excessive harmful interference in either the licensed or license-free frequency bands could discourage users from subscribing to or retaining our service, which would harm our reputation, affect our competitive position, and impair our business and results of operations.



     We may desire or, as a result of changes in regulations, be required to seek to operate in other license-free or licensed frequency bands. We may not be able to obtain appropriate licensed or unlicensed spectrum on commercially acceptable terms, if at all. In addition, redesigning our products to operate in other frequency bands could be expensive and time-consuming, and may not result in commercially viable products.



     On the state and local levels, some jurisdictions may attempt to impose additional regulatory requirements, including regulating the terms and conditions of our service. This regulation could hinder or limit the flexibility that we have to respond to changes in the markets we serve, thus adversely affecting our business and results of operations.



     OUR SUCCESS DEPENDS ON OUR RETENTION OF KEY PERSONNEL AND OUR ABILITY TO ATTRACT ADDITIONAL KEY EMPLOYEES.



     We believe our success will depend largely on our ability to attract and retain highly skilled engineering and managerial personnel. If we are unable to retain our management and engineering staff or if we fail to attract additional key personnel, we may have difficulty implementing our business plan, which would adversely affect our ability to expand our business. The industry in which we operate is characterized by intense competition for these personnel and a high level of employee mobility. Many of our key employees hold stock options that are vested or may be fully vested before we achieve significant revenues or profitability. We intend to grant additional options and provide other forms of incentive compensation to attract and retain our key personnel, but we cannot guarantee these efforts will be successful.



     WE MAY NOT BE ABLE TO EXPAND INTO FOREIGN MARKETS IF WE ARE UNABLE TO LOCATE INTERNATIONAL PARTNERS. IF WE DO EXPAND OVERSEAS, WE WILL BECOME SUBJECT TO RISKS ASSOCIATED WITH DOING BUSINESS INTERNATIONALLY.



     We are currently at the early stages of evaluating international expansion opportunities and, to date, we have not generated any revenues outside the United States. Any international expansion plans we pursue could fail if we are unable to locate qualified local suppliers and other third parties to deploy our network or if we cannot establish agreements with channel partners to promote our service in foreign markets. In addition, deployment of our network and expansion of our service internationally could subject us to burdens of complying with a variety of foreign laws and trade standards, particularly regulatory requirements affecting wireless data and Internet access services, complexities related to obtaining agreements from foreign municipalities and third parties to deploy our network, foreign taxes and tariffs, as well as financial risks, such as those related to foreign currency fluctuations. In addition, there is greater uncertainty regarding protection and enforcement of intellectual property rights in certain foreign countries and we may not be able to adequately protect our intellectual property rights. If we expand internationally, we also will be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. The risks associated with international expansion could adversely affect our ability to expand our business.



                     RISKS RELATED TO OUR CAPITAL STRUCTURE



     OUR PRINCIPAL STOCKHOLDERS CAN CONTROL OR MAY BE ABLE TO EXERT SUBSTANTIAL INFLUENCE OVER US, AND WE MAY EXPERIENCE SIGNIFICANT CONFLICTS OF INTEREST WITH THEM.



     After assuming conversion of all of our outstanding preferred into common stock, Vulcan Ventures would hold approximately 43% of our common stock and WorldCom would hold approximately 33% of our common stock, based on capital stock outstanding on September 30, 2000. In addition, as holders of our preferred stock, Vulcan Ventures and WorldCom each has the right to elect one director. Vulcan Ventures, by reason of its large common stock holdings, will continue to have the ability to control most matters submitted to a vote of our stockholders, including significant corporate transactions and the election of a majority of our board of directors. Moreover, in light of WorldCom's substantial preferred stock holdings and right to elect one director, WorldCom may be able to substantially influence actions we take.



     Conflicts of interest may arise as a consequence of the positions of control and influence of Vulcan Ventures and WorldCom. For example, conflicts of interest may arise when Vulcan Ventures or WorldCom is faced with decisions that could have different implications for us, on the one hand, as compared with Vulcan Ventures or WorldCom or their various affiliates, on the other hand. These decisions may relate to matters such as the following:



     - corporate opportunities that we or Vulcan Ventures or WorldCom, or any of their affiliates, could pursue;



     - our strategic direction;



     - offers to acquire us;

     - potential acquisitions by us of other businesses;



     - contractual relationships between us and Vulcan Ventures or WorldCom, or any of their affiliates;



     - network deployment priorities;



     - businesses that compete or potentially compete with us;



     - the issuance or disposition of our securities; and



     - the election of new or additional directors or officers.



     In particular, WorldCom is one of our channel partners and has discretion to determine the extent of the marketing resources it devotes to help develop our user base. WorldCom can terminate its agreement with us without penalty if we breach our material obligations under the agreement and fail to cure that breach. Although one of our agreements with Vulcan Ventures contains measures designed for the protection of our public stockholders with respect to Vulcan Ventures, such as requiring approval of three directors not affiliated with Vulcan Ventures for certain matters involving Vulcan Ventures, these stockholder protection measures may not be effective in any particular case.



     CONCENTRATION OF OUR OWNERSHIP BY VULCAN VENTURES AND WORLDCOM COULD DETER, DELAY OR PREVENT CHANGE OF CONTROL OR OTHER TRANSACTIONS THAT COULD BE BENEFICIAL TO OUR STOCKHOLDERS.



     The concentration of our ownership by Vulcan Ventures and WorldCom, as well as other rights of Vulcan Ventures and WorldCom, could deter, delay or prevent third parties, particularly other data access or communications companies, from investing in us, reselling our service, or initiating or completing a potential merger with us, a tender offer for our shares, a proxy contest or other transaction intended to change control or management. These transactions could involve premium prices or other benefits to our stockholders. Concentration of ownership could also depress the market price of our common stock or otherwise adversely affect stockholders, or deter potential channel partners from entering into agreements with us.



     FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.



     If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline, possibly significantly. As of October 31, 2000, we had 30,777,392 shares of common stock outstanding, all of which are freely tradable in the public market, subject in some cases to volume limitations and manner of sale restrictions imposed by Rule 144 under the Securities Act. In addition to our outstanding common stock, Vulcan Ventures and WorldCom each owns 30 million shares of our preferred stock, each of which is convertible into one share of common stock automatically upon transfer to an unaffiliated transferee. The shares of common stock issuable upon conversion of the preferred stock owned by Vulcan Ventures and WorldCom became eligible for sale in the public market, subject to volume limitations and manner of sale restrictions imposed by Rule 144, on November 15, 2000. The shares of Series A2 preferred are convertible into shares of common stock at any time. The shares of Series A1 preferred become convertible into shares of common stock beginning May 2002. Furthermore, subject to certain exceptions, Vulcan Ventures and WorldCom, together with any person holding at least 500,000 shares of preferred stock, or common stock issued upon conversion thereof, transferred by either of them, are entitled to require us to use our best efforts to register their shares for resale under the Securities Act.

     THE MARKET PRICE OF OUR STOCK HAS BEEN, AND MAY CONTINUE TO BE, HIGHLY VOLATILE, WHICH COULD SUBJECT US TO LITIGATION.



     The market price of our common stock, along with the market prices of securities of many other companies engaged in emerging industries, has been highly volatile. Announcements we or others make could have a significant impact on the market price of our securities. These announcements may include:



     - technological innovations, such as faster data access speeds or new commercial services by us or our competitors;



     - comments made by securities analysts, including changes in securities analysts' estimates of our financial performance or the outlook for other data access providers;



     - delays in deployment of our high-speed network or launch of our high-speed service;



     - quarterly fluctuations in our revenues and financial results;



     - regulatory developments in both the U.S., with regard to the FCC or local authorities in particular markets we are seeking to enter, and foreign countries;



     - developments concerning proprietary rights, including patents;



     - litigation matters;



     - general market conditions; or



     - changes in key personnel.



     The stock market has from time to time, and particularly recently, experienced extreme price and volume fluctuations that have particularly affected the market prices for stocks of companies such as ours. These fluctuations have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has been initiated against the issuing company. This type of litigation could result in substantial cost and a diversion of management's attention and resources, which could have an adverse effect on our revenues and earnings. Any adverse determination in this type of litigation could also subject us to significant liabilities.



     WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     As a result of our February 2000 issuance of 13% senior notes due 2010, we have substantial indebtedness. This large amount of indebtedness could adversely affect our business, financial condition and results of operations by potentially:



     - making it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the indebtedness, resulting in an event of default;



     - requiring us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate purposes;



     - limiting our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate purposes;



     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - detracting from our ability to successfully withstand a downturn in our business or the economy generally; and



     - placing us at a competitive disadvantage against other less leveraged competitors.



     We had approximately $243.5 million of long-term indebtedness outstanding at September 30, 2000 that will accrete to an aggregate principal amount at maturity of $300.0 million. We will need to raise more capital to finance our expansion and continued network deployment, which may be in the form of substantial additional indebtedness.



     The indenture and the supplemental indentures governing the notes permit us to incur additional debt to fund the development, construction, expansion or operation of, or acquisition of assets used in or the majority of the voting stock of, communications and data access businesses and up to $275 million under one or more credit facilities. We can also incur additional indebtedness based on our financial performance and the amount of equity capital that we raise in the future. If we incur debt in addition to the notes, the related risks could intensify.



     WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR EXPECTED DEBT SERVICE OBLIGATIONS.



     Our future cash flow may be insufficient to meet our payment obligations under our outstanding senior notes when those payments become due. If we are unable to generate sufficient cash flow to satisfy our debt obligations or to refinance our indebtedness on commercially reasonable terms, there could be an adverse effect on our ability to operate our business as well as on our financial condition and results of operations. Our ability to generate cash flow from operations to make scheduled payments on our debt obligations as they become due will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside our control.



     If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold or, if sold, of the timing of the sales and the amount of proceeds realized from those sales or that additional financing could be obtained on acceptable terms, if at all.



     THE TERMS OF OUR OUTSTANDING SENIOR NOTES IMPOSE RESTRICTIONS ON US AND ON OUR ABILITY TO TAKE ACTIONS SUCH AS INCURRING ADDITIONAL INDEBTEDNESS OR MAKING INVESTMENTS. THESE RESTRICTIONS MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS.



     We are restricted by the terms of our outstanding senior notes from taking various actions, such as incurring additional indebtedness, paying dividends, repurchasing junior indebtedness, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. These restrictions could also limit our ability to obtain future financing, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the indenture and supplemental indentures. A breach of any of these provisions will result in a default under the indenture and supplemental indentures governing the senior notes and could result in a default under agreements relating to other indebtedness that we may have in the future that would allow those lenders to declare that indebtedness immediately due and payable. If we were unable to pay those amounts because we did not have sufficient cash on hand or were unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure that indebtedness. We cannot assure you that our assets would be sufficient to repay in full that amount and the amounts due under the notes. In addition, upon the occurrence of certain events specified in the notes, including in connection with certain types of changes in control, we will be required to make an offer to purchase all the outstanding notes at a premium, in which case we may not have sufficient funds to pay for all the notes that are tendered, which also would constitute an event of default.


                          FORWARD-LOOKING INFORMATION

     This prospectus and the information incorporated herein by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the current expectations that we have about Metricom, Inc. and its industry. Words such as "expect," "anticipate," "estimate," "believe," "will," "intend," "plan" and other similar expressions are used to identify some forward-looking statements, but not all forward-looking statements include these words. For example, some of these forward-looking statements relate to commercial acceptance of Metricom, Inc.'s service. All forward-looking statements involve risks and uncertainties. Metricom, Inc.'s actual results may differ significantly from our expectations and from the results expressed in or implied by these forward-looking statements. The section captioned "Risk Factors" in Metricom, Inc.'s annual report on Form 10-K for the year ended December 31, 1999 and the similarly captioned section in prospectus supplements accompanying this prospectus describe or will describe some, but not necessarily all, of the factors that could cause these differences. We urge you to read those sections carefully. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

           DEFICIENCY OF EARNINGS TO FIXED CHARGES AND DEFICIENCY OF
                     EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     Metricom, Inc.'s earnings were insufficient to cover fixed charges during each of the periods described below. Accordingly, our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are not meaningful for the periods presented.

     The following table sets forth our deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred dividends for the periods presented.


                                                                (IN THOUSANDS)
                                              --------------------------------------------------
                                                SIX        SIX
                                               MONTHS     MONTHS
                                               ENDED      ENDED       YEAR ENDED DECEMBER 31,
                                              JUNE 30,   JUNE 30,   ----------------------------
                                                2000       1999       1999      1998      1997
                                              --------   --------   --------   -------   -------
Deficiency of earnings to fixed charges.....  $50,651    $31,575    $ 66,292   $84,164   $59,328
                                              =======    =======    ========   =======   =======
Deficiency of earnings to combined fixed
  charges and preferred dividends...........  $76,532    $31,575    $104,526   $84,164   $59,328
                                              =======    =======    ========   =======   =======

                                USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, we will use the net proceeds from the offering of the securities for deployment and commercialization of Metricom, Inc.'s network and for other general corporate purposes, principally working capital, funding our operating losses, capital expenditures and operating expenses related to Metricom, Inc. When we offer a particular type or series of securities, the prospectus supplement relating to those securities will describe our intended use of the net proceeds we will receive from the sale of those securities. Unless otherwise described in a prospectus supplement, pending application for specific purposes, the net proceeds of any offering of securities may be invested in short-term interest-bearing instruments and other investment-grade securities.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Metricom, Inc. has authorized capital stock of 500,000,000 shares of common stock, $0.001 par value per share, and 80,000,000 shares of preferred stock, $0.001 par value per share. As of October 31, 2000, there were 30,777,392 shares of Metricom, Inc.'s common stock and 60,000,000 shares of Metricom, Inc.'s preferred stock outstanding.



     Metricom Finance has authorized capital stock of 1,000 shares of common stock, $0.001 par value. As of October 31, 2000, there were 1,000 shares issued, outstanding and held of record by Metricom, Inc.



     The amended and restated certificate of incorporation of Metricom, Inc. includes a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Metricom, Inc. First, Metricom, Inc.'s board of directors is classified into three classes of directors with staggered three-year terms. The restated certificate provides that directors may be removed at any time for cause by the vote of the holders of a majority of the voting power and without cause by the vote of the holders of 66 2/3% of the voting power of all outstanding voting stock. The restated certificate also provides that vacancies on the board of directors or newly created directorships shall, unless the board of directors determines otherwise or except as otherwise required by law, be filled only by the affirmative vote of a majority of directors then in office, even though less than a quorum. In addition, the restated certificate provides that, except in specified circumstances, stockholder action may be taken only at a duly called meeting of stockholders and not by a written consent. In addition, Metricom, Inc.'s bylaws contain requirements for advance notice of stockholder proposals and director nominations. These and other provisions of the restated certificate and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of Metricom, Inc.



     Each of Metricom, Inc. and Metricom Finance is currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Subject to specified exceptions, Section 203 prevents Delaware corporations whose securities are publicly held, including those listed on the Nasdaq National Market, from engaging, with some exceptions, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors. At Metricom, Inc.'s annual meeting of stockholders held on October 15, 1999, its stockholders elected not to be governed by Section 203. The election became effective on October 15, 2000. Metricom Finance's stockholder has made the same election, which election is currently effective.



     For more information, we refer you to the complete text of Metricom, Inc.'s restated certificate and bylaws and Metricom Finance's certificate of incorporation and bylaws, which are, or will be, filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.


COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts that the board of directors may determine from time to time. Subject to preferences that only apply to any outstanding preferred stock, each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Metricom, Inc.'s restated certificate does not provide for cumulative voting, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election, other than directors to be elected solely by the holders of a series of preferred stock. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.


     The transfer agent and registrar for Metricom, Inc.'s common stock is Boston Equiserve.

PREFERRED STOCK


     The following description summarizes material terms and provisions of Metricom, Inc.'s preferred stock and the preferred stock that Metricom, Inc. may offer. Metricom, Inc.'s restated certificate authorizes 80,000,000 shares of preferred stock, of which 36,000,000 shares are designated Series A1 preferred stock, 36,000,000 shares are designated Series A2 preferred stock and 8,000,000 shares are not currently designated. Metricom, Inc.'s board of directors has the authority to issue the remaining undesignated shares of preferred stock in additional series and to fix the rights, preferences, privileges and restrictions of any new series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, without further vote or action by its stockholders, subject to rights of the holders of outstanding preferred stock. The availability of undesignated preferred stock may have the effect of delaying, deterring or preventing a change in control without further action by Metricom, Inc.'s stockholders and may adversely affect the voting and other rights of the holders of Metricom, Inc.'s common stock. Metricom Finance's certificate does not currently authorize preferred stock.


     The terms of the preferred stock that Metricom, Inc. may offer will be established by or pursuant to a resolution of the board of directors of Metricom, Inc. and will be issued under certificates of designation or through amendments to Metricom, Inc.'s restated certificate of incorporation. When Metricom, Inc. offers to sell preferred stock, it will describe the specific terms of the preferred stock in a supplement to this prospectus. Metricom, Inc. will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to the preferred stock that Metricom, Inc. may offer.

     The following terms of the preferred stock, as applicable, will be set forth in a prospectus supplement relating to the preferred stock:

     - The title and stated value;

     - the number of shares Metricom, Inc. is offering;

     - the liquidation preference per share;

     - the purchase price;

     - the dividend rate, period and payment date, and method of calculation for dividends;

     - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

     - the procedures for any auction and remarketing, if any;

     - the provisions for a sinking fund, if any;

     - the provisions for redemption or repurchase, if applicable, and any restrictions on Metricom, Inc.'s ability to exercise those redemption and repurchase rights;

     - any listing of the preferred stock on any securities exchange or market;

     - whether the preferred stock will be convertible into or exchangeable for Metricom, Inc.'s common stock or other security, and, if applicable, the conversion or exchange price, or how it will be calculated, and the conversion or exchange period;

     - voting rights, if any, of the preferred stock;

     - preemption rights, if any;

     - restrictions on transfer, sale or other assignment, if any;

     - whether interests in the preferred stock will be represented by depositary shares;

     - a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

     - the relative ranking and preferences of the preferred stock as to dividend or liquidation rights;

     - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend or liquidation rights; and

     - any other material specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

SERIES A1 AND A2 PREFERRED STOCK

     Metricom, Inc. currently has authorized and designated 36,000,000 shares of Series A1 preferred stock and 36,000,000 shares of Series A2 preferred stock. Of these shares, 30,000,000 shares of the Series A1 preferred stock and 30,000,000 shares of the Series A2 preferred stock are outstanding. The material rights, preferences and restrictions of these series of preferred stock are summarized below.


     DIVIDENDS. The holders of shares of each of the Series A1 preferred and Series A2 preferred have the right to receive cumulative dividends payable, at Metricom, Inc.'s option, in cash or additional shares of Series A1 preferred or Series A2 preferred, as the case may be, at the annual rate of 6.5% of the original issue price of $10 per share, until November 15, 2002, after which date the right to the cumulative dividends shall terminate, and holders of shares of each of the Series A1 and Series A2 preferred stock shall be entitled to dividends only when, as and if declared by Metricom, Inc.'s Board of Directors. Cumulative dividends payable to the holders of Series A1 preferred stock will be prior and in preference to any dividends payable to the holders of common stock and Series A2 preferred stock. Cumulative dividends payable to the holders of Series A2 preferred stock will be prior and in preference to the dividends payable to the holders of common stock.


     VOTING RIGHTS. For so long as more than 7,500,000 shares of each of the Series A1 preferred and Series A2 preferred are outstanding, the affirmative vote of the holders of at least a majority of the outstanding shares of each of the Series A1 and Series A2 preferred will be required to:

     - amend any provision of Metricom, Inc.'s restated certificate that changes the rights and preferences of that series so as to adversely affect the rights of the Series A1 preferred or Series A2 preferred, as the case may be, in a manner different from other classes or series of stock;

     - issue any new class or series of stock ranking senior in liquidation preference or dividends to the Series A1 preferred or Series A2 preferred, as the case may be;

     - issue any debt securities convertible into equity securities at a price lower than $10 per share, subject to adjustment for any stock dividend, split, combination or other similar event;

     - redeem or repurchase, under specified circumstances, any series of stock junior to the Series A1 preferred or Series A2 preferred, as the case may be; or

     - declare or pay any dividend on outstanding common stock, subject to specified exceptions.

     In addition, for so long as more than 7,500,000 shares of either of the Series A1 preferred or Series A2 preferred are outstanding, the holders of shares of those series of preferred stock, voting as separate classes, will be entitled to elect one member of Metricom, Inc.'s board of directors to represent each series. Holders of outstanding shares of Series A1 preferred may waive this right from time to time and instead designate an observer to attend meetings of the board of directors.

     LIQUIDATION RIGHTS. If Metricom, Inc. is liquidated, dissolved or wound up, the holders of Series A1 preferred and holders of Series A2 preferred will be entitled to be paid out of Metricom, Inc.'s assets, before any distribution to the holders of common stock, an amount equal to the greater of the original issue price plus accrued but unpaid dividends or the amount the holders would have received if the shares had been converted to common stock. For this purpose, "liquidation" includes:


     - a consolidation, merger or other reorganization in which Metricom, Inc.'s stockholders prior to the transaction own less than 50% of our voting power after the transaction or other transaction or series of transactions to which Metricom, Inc. is a party in which over 50% of Metricom, Inc.'s voting power is transferred; or


     - a sale, lease or other disposition of all or substantially all of Metricom, Inc.'s assets.


     REDEMPTION. On November 15, 2009, Metricom, Inc. must redeem all outstanding shares of Series A1 and Series A2 preferred. In the event of a change of control or major acquisition by Metricom, Inc., each holder of Series A1 and Series A2 preferred will have the right to require Metricom, Inc. to redeem all, but not less than all, of the shares of preferred stock held by that holder. For purposes of this provision, a "change of control" means an event by which any person or group, other than Vulcan Ventures Incorporated, MCI WorldCom, Inc. and their respective affiliates:


     - becomes a beneficial owner of more than 30% of Metricom, Inc.'s outstanding equity securities, or

     - acquires the right to elect at least 30% of Metricom, Inc.'s board of directors.

     For purposes of this provision, a "major acquisition" means the acquisition by Metricom, Inc. of more than 50% of the outstanding equity securities or all or substantially all of the assets of any entity, or Metricom, Inc.'s merger with another entity in which it is the surviving entity, in each case, for equity consideration exceeding 25% of its outstanding equity securities.


     CONVERSION. Holders of each of the Series A1 and Series A2 preferred have the right to convert their shares into common stock of Metricom, Inc., subject to the limitation that Series A1 preferred shares do not become convertible until May 2002, at which time 25% of the Series A1 preferred stock originally issued will become convertible. Following each six-month period thereafter, an additional 25% of the Series A1 preferred stock originally issued will become convertible. Each share of Series A1 and Series A2 preferred is initially convertible into one share of common stock. The conversion rates and prices for each of the Series A1 and Series A2 preferred will be adjusted in the event of any stock split or combination, dividend payment or distribution on the common stock, reclassification or other change to the common stock, or reorganization, merger or sale of assets. Each of the Series A1 and Series A2 preferred will automatically be converted into shares of common stock in the event that shares of either series are transferred by the original purchaser to a person other than Vulcan Ventures, MCI WorldCom or their respective affiliates. If the holders of the Series A2 preferred stock exercise their right to convert their shares into common stock, then upon conversion Metricom, Inc. must pay to those holders who convert all accrued but unpaid dividends on the shares being converted. Dividends may not be paid on Series A2 preferred stock until all dividends payable on Series A1 preferred stock are fully paid, or declared and funds set aside for payment. Therefore, a conversion by holders of Series A2 preferred stock into common stock will also require Metricom, Inc. to pay all accrued but unpaid dividends on the Series A1 preferred stock and to declare and set aside funds for the then-current dividend period.


     REGISTRATION RIGHTS. Under Metricom, Inc.'s amended and restated registration rights agreement, dated November 15, 1999, the holders of 60,000,000 shares of our currently outstanding series of redeemable convertible preferred stock are entitled to registration rights with respect to the shares of common stock issuable upon conversion of the preferred stock. Subject to specified exceptions, including Metricom, Inc.'s right to defer a demand registration under specified conditions, holders of an aggregate of at least 500,000 shares of registrable securities have the right to require Metricom, Inc. to use its best efforts to register under the Securities Act its registrable securities, the anticipated offering price of which, net of underwriting discounts and commissions, would exceed $10,000,000. Additionally, in the event that Metricom, Inc. registers any of its common stock, either for its own account or for the account of any other stockholder, it is required to notify holders of registrable securities and, subject to specified limitations, to include in that registration the registrable securities of holders requesting registration. Registrable securities need not be included in registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act. Metricom, Inc. is also required, subject to specified limitations, to give notice of and effect certain short-term registrations upon request of holders of registrable securities. Metricom, Inc. is not required to effect more than two registrations on Form S-3 in any 12-month period unless the registration is requested by Vulcan Ventures or MCI WorldCom or some of their affiliates; however, it is not required to effect this registration if it has effected one or more registrations upon one of these holders' requests within the preceding 12-month period.


                         DESCRIPTION OF DEBT SECURITIES


     The following description summarizes general terms and provisions of the debt securities that we may offer. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We also will indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under one or more indentures between us and Bank One Trust Company, N.A. or another trustee chosen by us and qualified to act under the Trust Indenture Act of 1939, as amended. The form of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part, and every definitive or supplemental indenture will be filed by us from time to time by means of an exhibit to Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described below under "Where You Can Find More Information." The indentures will be subject to, and governed by, the Trust Indenture Act. We will execute an indenture if and when we issue any debt securities. The statements contained in this prospectus relating to the indentures and the debt securities we may issue are summaries and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures, including those terms made a part of the indenture by reference to the Trust Indenture Act, and the relevant debt securities. Capitalized terms used below but not defined in this prospectus shall have the meanings set forth in the indentures. References below to an "indenture" are references to the applicable indenture under which we issue a particular series of debt securities.


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

GENERAL


     We will establish the terms of each series of debt securities by or pursuant to a resolution of our board of directors or by a supplemental indenture. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series.


     We can issue an unlimited amount of debt securities under the indenture. We can issue these securities in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the following terms of the debt securities, as applicable:

     - the title of the debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof and, if subordinated debt securities, the subordination terms relating to those securities;

     - the price or prices, expressed as a percentage of the aggregate principal amount, at which we will sell the debt securities;

     - any limit upon the aggregate principal amount of the debt securities;

     - the date or dates on which we will pay the principal on the debt securities;


     - the rate or rates, which may be fixed or variable, or the method by which the rate or rates will be determined, at which the debt securities will bear interest, if any;


     - the date or dates from which any interest will accrue, the dates upon which any interest will be payable and the record dates for payment of interest;


     - the place or places where principal of, and premium, if any, and interest, if any, on the debt securities will be payable;


     - any obligation we have to redeem, repurchase or repay the debt securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of a holder of the debt securities, and the price or prices at which and the period or periods within which and the terms and conditions upon which we will redeem, repurchase or repay the debt securities;

     - the denominations in which the debt securities will be issued, if other than denominations of U.S. $1,000 and any integral multiple thereof;

     - the portion of the principal amount of the debt securities payable upon declaration of the acceleration of the maturity date, if other than the principal amount;

     - any addition to or material change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

     - any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities;

     - whether we will issue the debt securities in global form and, if so, the terms and conditions, if any, upon which global debt securities may be exchanged for other individual securities, and the name of the depositary for the debt securities;

     - the terms and conditions, if any, upon which the debt securities shall be exchanged for or converted into common stock or preferred stock of Metricom, Inc., or warrants or any other security;

     - any provisions relating to any security provided for the debt securities;

     - the form and terms of any guarantee of the debt securities;


     - if the principal amount payable at the stated maturity of any debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of one or more dates prior to the stated maturity date, or if this occurs, the manner in which the deemed principal amount is to be determined;


     - if applicable, that the debt securities are defeasible pursuant to the provisions of the indenture;

     - whether the debt securities will be listed on any securities exchange or included in any other market or quotation or trading system;

     - any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on our behalf or on behalf of the holders of the debt securities; and

     - any other material terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

     We may issue debt securities at a discount below their stated principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable prospectus supplement. We may issue debt securities in bearer form, with or without coupons. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable prospectus supplement.

STATUS OF DEBT SECURITIES


     Except in the case of a holding company reorganization, the senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. Our obligations pursuant to subordinated debt securities will be subordinate in right of payment to all of our senior indebtedness. With respect to any series of subordinated debt securities, except as otherwise set forth in the applicable prospectus supplement, our "senior indebtedness" means the principal of, premium, if any, and any interest, including interest accruing subsequent to the commencement of any proceeding for our bankruptcy or reorganization under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, and all other monetary obligations of every kind or nature due on or in connection with the following:



     - all our indebtedness, including senior debt securities, regardless of when incurred,



      - for borrowed money; or



      - in connection with our acquisition of assets other than in the ordinary course of business, for the payment of which we are liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets we acquired;



     - amendments, modifications, renewals, extensions and deferrals of the indebtedness;

     - any indebtedness issued in exchange for that indebtedness, these three bullet points being collectively referred to as "Debt," provided, however, that the following will not constitute senior indebtedness with respect to subordinated debt securities;



      - any Debt as to which, in the instrument evidencing that Debt or pursuant to which the Debt was issued, it is expressly provided that that Debt is subordinate in right of payment to all our Debt not expressly subordinated to that Debt; and



      - any of our Debt in respect of subordinated debt securities and any Debt which by its terms refers explicitly to the subordinated debt securities and states that the Debt shall not be senior in right of payment.



     Generally, we may not make any payment pursuant to the subordinated debt securities unless all amounts of principal, premium, if any, and interest then due on all applicable senior indebtedness has been paid in full or if there has occurred and is continuing beyond any applicable grace period a default in any payment with respect to any applicable senior indebtedness, or if there has occurred any event of default with respect to any applicable senior indebtedness permitting the holders to accelerate the maturity of the senior indebtedness, or if any judicial proceeding is pending with respect to that default. However, exceptions to these restrictions may be set forth in the applicable prospectus supplement. Upon any distribution of our assets upon dissolution, winding-up, liquidation or reorganization, the holders of our senior indebtedness will be entitled to receive payment in full of principal, premium, if any, and interest, including interest accruing subsequent to the commencement of any proceeding for our bankruptcy or reorganization under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, before any payment is made on the subordinated debt securities. By reason of this subordination, in the event of our insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to the subordinated debt securities may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default in respect of the subordinated debt securities. If we offer debt securities, the applicable prospectus supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of those debt securities would be senior to the debt securities. The applicable prospectus supplement will also set forth any limitation on our ability to issue any additional senior indebtedness and will describe in more detail the material terms of the subordination provisions of these securities, including relevant definitions.


CONVERSION RIGHTS

     The terms, if any, on which a series of debt securities may be exchanged for or converted into shares of common stock, preferred stock, warrants or any other security will be set forth in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless we specify otherwise in the applicable prospectus supplement, payment of principal, premium, if any, and any interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at the office of the trustee or at any other office or agency maintained by us for that purpose subject to the limitations of the indenture. Unless we indicate otherwise in the applicable prospectus supplement, we will issue the debt securities in denominations of U.S. $1,000 or integral multiples thereof. We will not require a service charge for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

GLOBAL DEBT SECURITIES


     We may issue the debt securities of a series in the form of one or more global securities that we will deposit with a depositary or its nominee identified in the applicable prospectus supplement. In that event, we will issue one or more global securities in a denomination or in aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by a global security or securities. We will deposit each global security with the depositary or nominee or a custodian therefor and each global security will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any other matters as may be provided for pursuant to the applicable indenture. Notwithstanding any provision of the indenture or any debt security described in this prospectus, no global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary for the global security or any nominee of the depositary, and no transfer may be registered, unless:



     - the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depository as required by the applicable indenture;



     - we execute and deliver to the trustee an order that the global security shall be so transferable, registrable and exchangeable; or -- there shall exist circumstances, if any, as may be described in the applicable prospectus supplement.



     All debt securities issued in exchange for a global security or any portion thereof will be registered in names as the depositary may direct. We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security in the applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements. Unless otherwise specified in the applicable prospectus supplement, debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of the depositary or its nominee. Upon the issuance of a global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions, called participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents who sell the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in certificate form. The foregoing limitations and these laws may impair the ability to transfer beneficial interests in the global securities. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificate form and will not be considered the holders thereof for any purposes under the indenture.

Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. If we request any action of holders or if an owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the participants to give that notice or take that action, and participants would authorize beneficial owners owning through those participants to give that notice or take that action or would otherwise act upon the instructions of beneficial owners owning through them. We undertake no responsibility for the actions of the depositary, participants and client participants or for enforcing their respective standing procedures.

     Notwithstanding any other provisions to the contrary in the indenture, the rights of the beneficial owners of the debt securities to receive payment of the principal of, premium, if any, and interest, if any, on, the debt securities, on or after the respective due dates expressed in the debt securities, or to institute suit for the enforcement of these payments on or after these respective dates, shall not be impaired or affected without the consent of the beneficial owners. Principal of, premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS


     Unless we specify otherwise in the applicable prospectus supplement, the indenture will provide that we may not consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets to any person, called a successor person, in one or more related transactions unless, among other things:


     - we are the surviving corporation or the successor person, if other than us, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     - the successor person, if other than us, assumes all of our obligations under the debt securities and the indenture; and


     - immediately prior to and after giving effect to the transaction, no event of default shall have occurred and be continuing. Notwithstanding the foregoing, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.


EVENTS OF DEFAULT


     Unless we specify otherwise in the applicable prospectus supplement, the following will constitute events of default under the indenture with respect to debt securities of any series:


     - failure to pay principal of, or premium, if any, on, any debt security of that series when due and payable;

     - failure to pay any interest on any debt security of that series when due, and continuance of that default for 30 days;

     - failure to pay any mandatory sinking fund payment, when and as due by the terms of any debt securities of that series;

     - failure to comply with any of our other agreements in the debt securities of that series or in the indenture with respect to that series, which default continues for the period and after the notice provided in the applicable prospectus supplement;

     - failure to pay principal when due or resulting in acceleration of any of our other debt where the aggregate principal amount with respect to which that default or acceleration has occurred exceeds a specified amount provided in the applicable prospectus supplement, Provided that this default will be cured or waived if the default that resulted in the acceleration of our other indebtedness is cured or waived or that indebtedness is discharged; and



     - events of bankruptcy, insolvency or reorganization.



     Except as set forth in the applicable prospectus supplement, a default under the fourth or fifth bullet points above is not an event of default with respect to a particular series of debt securities until the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series notify us of the default and we do not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default."



     Except as we may otherwise specify in the applicable prospectus supplement, an event of default with respect to outstanding debt securities of any series, other than an event of default relating to events of bankruptcy, insolvency or reorganization, shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice, as provided in the indenture, may declare the unpaid principal amount, or, if the debt securities of that series are original issue discount securities, the lesser amount as may be specified in the terms of that series, of, and any accrued and unpaid interest on, all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under specified circumstances, rescind and annul that acceleration. For information as to waiver of defaults, see "Modification and Waiver" below. The indenture will provide that, subject to the duty of the trustee during an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders shall have offered to the trustee reasonable indemnity. Subject to specific provisions, including those requiring indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. We will be required to furnish to the trustee under the indenture annually a statement as to our performance of our obligations under the indenture and as to any default in our performance.


MODIFICATION AND WAIVER


     Subject to exceptions, the indenture will provide that we and the trustee may amend the indenture or the debt securities with the written consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding debt securities of any series may also waive compliance by us with some of the restrictive provisions of the indenture with respect to the debt securities of that series; provided, however, that, except as otherwise specified in the applicable prospectus supplement, without the consent of each holder of debt securities affected, an amendment or waiver may not, among other things:


     - reduce the percentage of the principal amount of debt securities whose holders must consent to an amendment or waiver;

     - reduce the rate or change the time for payment of interest on any debt security, including default interest;

     - reduce the principal of or premium, if any, or change the fixed maturity of any debt security, or reduce the amount of, or postpone the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

     - make any debt security payable in currency other than that stated in the debt security;

     - make any change in the provisions concerning waivers of default or Events of Default by holders or concerning the rights of holders to recover the principal of, premium, if any, and interest on, any debt security;

     - waive a default in the payment of the principal of, premium, if any, and interest on, any debt security, except as otherwise provided in the indenture; or

     - reduce the principal amount of original issue discount securities payable upon acceleration of the maturity thereof.

     We and the trustee may amend the indenture or the debt securities without notice to or the consent of any holder of a debt security to, among other things:

     - cure any ambiguity, defect or inconsistency;


     - comply with the indenture's provisions with respect to successor corporations;


     - comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act;

     - provide for uncertificated debt securities in addition to or in place of certificated debt securities;


     - add to, change or eliminate any of the provisions of the indenture in respect of one of more series of debt securities; provided, however, that any addition, change or elimination:



      - shall neither apply to any debt security of any series created prior to the execution of the amendment and entitled to the benefit of the provision, nor modify the rights of a holder of the debt security with respect to the provision;



      - shall become effective only when there is no outstanding debt security of any series created prior to the amendment and entitled to the benefit of the provision;


     - make any other change that does not adversely affect in any material respect the interest of any holder; or

     - establish additional series of debt securities as permitted by the indenture.


     The holders of a majority in principal amount of the then outstanding debt securities of any series, by notice to us and to the trustee, may waive an existing default or event of default and its consequences except a default or event of default in the payment of the principal of, premium, if any, or any interest on, any debt security with respect to the debt securities of that series or in the payment of any sinking fund installment with respect to the debt securities of that series or in respect of any provision in the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. In the event we issue debt securities at a discount, then the above shall apply to the holders of a majority in principal amount at maturity.



     DEFEASANCE OF DEBT SECURITIES. Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that we may be discharged from any and all obligations in respect of the debt securities of any series, except for obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, and to maintain paying agencies, upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments or other redemption date in accordance with the terms of the indenture and the debt securities.



     This discharge may occur only if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of the series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. The applicable prospectus supplement will describe any other conditions we must meet in order to legally defease a particular class or series of debt securities.



     DEFEASANCE OF SPECIFIED COVENANTS. Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that, upon compliance with specified conditions, we may omit to comply with the restrictive covenants contained in the indenture, as well as any additional covenants or events of default contained in a supplement to the indenture, a board resolution or an officers' certificate delivered pursuant to the indenture. The conditions include:


     - depositing with the trustee money and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments or other redemption date in accordance with the terms of the indenture and the debt securities; and

     - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of that deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

     The applicable prospectus supplement will describe any additional conditions we must meet in order to defease the covenants applicable to a particular class or series of debt securities.


     DEFEASANCE OF SPECIFIED COVENANTS AND EVENTS OF DEFAULT. In the event we exercise our option to omit to comply with specified covenants contained in the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

SATISFACTION AND DISCHARGE


     The indentures will, upon a written request or order signed by one of our designated officers and delivered to the trustee, cease to be of further effect with respect to any series of debt securities, except as to any surviving rights of registration of transfer or exchange or conversion of debt securities of that series expressly provided for, and the trustee will be required to execute proper instruments acknowledging satisfaction and discharge of the indenture as to that series when either:


     - we have delivered to the trustee for cancellation all debt securities of that series previously authenticated and delivered, other than:

      - debt securities that have been destroyed, lost or stolen and which have been replaced or paid, as provided in the indentures, and

      - debt securities for which money sufficient to make all payment on the debt securities has previously been deposited in trust with the trustee or any paying agent or segregated and held in trust by us with any remaining amounts to thereafter be repaid to us, as provided in the indentures; or

     - all debt securities, other than convertible debt securities, of the series:

      - have become due and payable, or

      - will become due and payable at their stated maturity within one year, or

      - if redeemable at our option, are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense; and

     - we irrevocably deposit or cause to be deposited with the trustee as trust funds in trust an amount of money or government obligations sufficient to pay and discharge the entire indebtedness on those debt securities not previously delivered to the trustee for cancellation, including all principal of and any premium and installments of interest to the date of the deposit in the case of debt securities which have become due and payable or to the stated maturity or redemption of the debt securities, as applicable.

     In addition, in order to satisfy and discharge the securities, we will be required to:

     - pay or cause to be paid all other sums payable under the debt securities by us, and


     - deliver an officers' certificate and an opinion of counsel to the trustee, each stating that all conditions precedent provided for relating to the satisfaction and discharge of the indentures as to the series have been satisfied.


REGARDING THE TRUSTEE


     The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of a trustee, should it become our creditor, to obtain payment of claims in cases, or to realize on property received in respect of any claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate that conflict or resign.



     The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur and be continuing, the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent person in the conduct of that person's affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

GUARANTEES


     The obligations of Metricom Finance under the debt securities will be fully and unconditionally guaranteed by Metricom, Inc. Each guarantee of Metricom Finance's obligations under senior debt securities will constitute part of the senior debt of Metricom, Inc. and will rank equally with all other unsecured and unsubordinated debt of Metricom, Inc. Each guarantee with respect to subordinated debt securities will be subordinated to Metricom, Inc.'s senior indebtedness on the same basis as provided above with respect to the subordination of the relevant subordinated debt securities to senior indebtedness of Metricom Finance. Upon completion of a holding company reorganization, the guarantee automatically, and without further notice to or action by the holders of the debt securities, will be released entirely and will cease to be of any force and effect.


HOLDING COMPANY REORGANIZATION


     A holding company reorganization is a transaction after which all or substantially all our assets and operations will be owned and operated by a subsidiary corporation or limited liability company wholly owned by a holding company, and the holding company will remain as the sole obligor in respect of the debt securities. We currently expect that this type of reorganization of our operations may be effected either as a result of the transfer of all or substantially all of Metricom, Inc.'s assets to Metricom Finance, the merger of a wholly owned subsidiary of Metricom Finance with Metricom, Inc., or a merger of Metricom, Inc. into a single-member limited liability company owned by Metricom Finance, after which the debt securities will become solely the obligation of a holding company. That holding company will have no material assets other than the capital stock of its subsidiaries. If we complete a holding company reorganization, the debt securities will be effectively junior to all of the liabilities, including credit facilities, other indebtedness and trade payables that the holding company's subsidiaries may incur, all of which subsidiary debt also could be secured by liens. While we do not currently intend to undertake a holding company reorganization, because of our ambitious growth plans and in order to preserve our flexibility to create a corporate structure that may facilitate our ability to raise additional capital in the future, we will structure the debt securities to allow us to reorganize if we choose to do so.



     Prior to completing a holding company reorganization, Metricom Finance will not have any operations or any material assets and will not have any revenues. As a result, prospective investors should not expect Metricom Finance to contribute to the amounts required to be paid on the debt securities. Moreover, Metricom, Inc. has fully and unconditionally guaranteed the obligations of Metricom Finance with respect to the debt securities solely for the purpose of enabling Metricom, Inc. and Metricom Finance to register the debt securities, as co-obligors, on the registration statement of which this prospectus is a part. Upon the completion of a holding company reorganization, the debt securities will, by their terms, be the obligation solely of a holding company, meaning a company the only asset of which is the stock of or an ownership interest in either a corporate subsidiary or subsidiaries, or a limited liability company, and the guarantee automatically, and without further notice to or action by the holders of the debt securities, will be released entirely and will cease to be of any force and effect. After that time, all references in the indenture and any supplemental indentures to an obligor of the debt securities will refer only to the holding company.


GOVERNING LAW

     The indentures and debt securities will be governed by and construed in accordance with the laws of the State of New York. The indentures are subject to the provisions of the Trust Indenture

Act that are required to be a part thereof and will, to the extent applicable, be governed by these provisions.


                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, or debt warrants, as well as warrants to purchase preferred stock or common stock, or equity warrants. We refer to debt warrants and equity warrants collectively as warrants. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. We will issue warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. When we issue warrants, we will describe the specific terms of the warrants in a prospectus supplement.

DEBT WARRANTS

     The applicable prospectus supplement will describe the terms of debt warrants offered under that prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

     - the title of the debt warrants;

     - the aggregate number of debt warrants;

     - the price or prices at which the debt warrants will be issued;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

     - the designation and terms of any related debt securities, common stock, preferred stock or any other security with which the debt warrants are issued, and the number of the debt warrants issued with each debt security, share of common stock, share of preferred stock or any other security;

     - the date, if any, on and after which the debt warrants and the related debt securities, preferred stock, common stock or any other security will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of each debt warrant;

     - the date on which the right to exercise the debt warrants will commence and the date on which those rights will expire;

     - the maximum or minimum number of debt warrants which may be exercised at any time;

     - information with respect to book-entry procedures, if any;

     - a discussion of any material federal income tax considerations; and

     - any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise and will not be entitled to payment of principal of, premium, if any, or interest, if any, on, the debt securities purchasable upon the exercise.

EQUITY WARRANTS

     The applicable prospectus supplement will describe the terms of equity warrants offered under that prospectus supplement, the warrant agreements relating to the equity warrants and the warrant certificates representing the equity warrants, including the following:

     - the title of the equity warrants;


     - the securities, (i.e., preferred stock or common stock), for which the equity warrants are exercisable;


     - the price or prices at which the equity warrants will be issued;

     - if applicable, the designation and terms of the debt securities, preferred stock, common stock or any other security with which the equity warrants are issued, and the number of equity warrants issued with each debt security or share of preferred stock, common stock or other security;

     - if applicable, the date on and after which the equity warrants and the related debt securities, preferred stock, common stock or any other security will be separately transferable;

     - the date on which the right to exercise the equity warrants will commence, and the date on which those rights will expire;

     - the maximum or minimum number of equity warrants that may be exercised at any time;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of any material federal income tax considerations; and

     - any other material terms of the equity warrants, including terms, procedures and limitations relating to any anti-dilution provisions relating to the equity warrants and to the exchange and exercise of the equity warrants.


     Unless otherwise provided in the applicable prospectus supplement, holders of equity warrants will not be entitled, by virtue of being holders of equity warrants, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as stockholders. Except as set forth in the applicable prospectus supplement, the exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in specified events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, Metricom, Inc. may elect to adjust the number of equity warrants. Unless otherwise provided in the applicable prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Metricom, Inc. may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but it will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to the particular triggering event.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder to purchase the principal amount, or number of, securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon that exercise. If less than all of the warrants represented by a particular warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

                              DESCRIPTION OF UNITS


     We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable as, a single security only, as distinguished from the separate constituent securities constituting the units. When we issue units, we will describe their specific terms in a prospectus supplement, including the following:


     - the title of any series of units;

     - identification and description of the separate constituent securities constituting the units;

     - the price or prices at which the units will be issued;

     - if applicable, the date on and after which the constituent securities constituting the units will become separately transferable;

     - information with respect to book-entry procedures, if any;

     - a discussion of any material federal income tax considerations; and

     - any other material terms of the units and their constituent securities.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus directly or through agents, underwriters or dealers.

     Agents designated by us from time to time may solicit offers to purchase the securities offered by this prospectus. Any agent involved in the offer or sale of those securities may be deemed to be an underwriter under the Securities Act and we will name that agent and describe any commissions payable by us to that agent in a prospectus supplement. Any agent appointed by us will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. We may be obligated under agreements with these agents to indemnify them against civil liabilities, including liabilities under the Securities Act. These agents may also engage in transactions with or perform services for us in the ordinary course of business.

     If we utilize any underwriters in any sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement. That prospectus supplement will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may be obligated under the underwriting agreements with these underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act. These underwriters may also engage in transactions with or perform services for us in the ordinary course of business.

     If we utilize a dealer in any sale of the securities in respect of which the prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may be obligated under agreements with these dealers to indemnify them against civil liabilities, including liabilities under the Securities Act. These dealers may also engage in transactions with or perform services for us in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery of those securities on a specified date in the future. These delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement, and we will set forth the commission payable for solicitation of these offers in the prospectus supplement.

     If we sell any warrants pursuant to this prospectus and an applicable prospectus supplement, we may deliver the prospectus in connection with the sale of our common stock upon the exercise of the applicable warrants.

                                 LEGAL MATTERS


     Cooley Godward LLP, San Francisco, California will provide us with an opinion as to the legality of the securities we are offering. Attorneys with Cooley Godward LLP own an aggregate of 1,554 shares of our common stock.


                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     Metricom, Inc. files annual and quarterly reports and proxy statements, and Metricom, Inc. and Metricom Finance may file current reports and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the SEC may update and supersede the information incorporated by reference. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of all securities to which this prospectus relates:


     - Metricom, Inc. Annual Report on Form 10-K for the year ended December 31, 1999;



     - Metricom, Inc. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000;


     - Metricom, Inc. Current Reports on Form 8-K filed on January 28, 2000, February 7, 2000, February 10, 2000 and February 16, 2000; and

     - The description of Metricom, Inc.'s common stock contained in our registration statement on Form 8-A filed with the SEC on February 28, 1992.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Corporate Secretary
          Metricom, Inc.
          333 West Julian Street
          San Jose, California 95110
          (408) 282-3000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee........................................  $ 79,266
Accounting fees and expenses................................    50,000
Legal fees and expenses.....................................    75,000
Miscellaneous...............................................    45,734
                                                              --------
          Total.............................................  $250,000
                                                              ========

     We will pay all fees and expenses associated with filing this registration statement.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.


     Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our bylaws provide for mandatory indemnification of our directors and executive officers and permissive indemnification of other officers, employees and other agents to the maximum extent permitted by the DGCL. Metricom, Inc. has entered into indemnification agreements with Metricom, Inc.'s directors and certain officers. The indemnification agreements provide our directors with further indemnification to the maximum extent permitted by the DGCL. We also have obtained directors and officers insurance to insure our directors and officers against certain liabilities, including liabilities under the securities laws.


     The form of underwriting agreement filed as Exhibit 1.1 to the registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities under the Securities Act or otherwise.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------
      1.1      Form of Underwriting Agreement*
      3.1(a)   Restated Certificate of Incorporation of Metricom, Inc.**
      3.1(b)   Certificate of Amendment of Amended and Restated Certificate
               of Incorporation of Metricom, Inc.**
      3.2      Bylaws of Metricom, Inc.***
      3.3      Certificate of Incorporation of Metricom Finance, Inc.****
      3.4      Bylaws of Metricom Finance, Inc.****
      4.1      Form of Warrant Agreement, including form of warrant
               certificate.*
      4.2      Senior Debt Indenture to be entered into between Metricom,
               Inc. and Bank One Trust Company, N.A., as trustee.****

    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------
      4.3      Subordinated Debt Indenture to be entered into between
               Metricom, Inc. and Bank One Trust Company, N.A., as
               trustee.****
      5.1      Opinion of Cooley Godward LLP.*****
     12.1      Statement regarding computation of deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred stock dividends.*****
     23.1      Consent of Arthur Andersen LLP.
     23.2      Consent of Cooley Godward LLP (included in Exhibit 5.1).
     24.1      Power of Attorney (included in the signature page).*****
     25.1      Statement of Eligibility and Qualification on Form T-1 of
               Bank One Trust Company, N.A. to act as trustee under the
               indentures.*****


-------------------------
* To be filed by amendment or incorporated by reference from reports filed under the Securities Exchange Act of 1934.

** Filed as Exhibits 3.1(a) and (b) to the Form 10-Q filed by Metricom, Inc. for the quarter ended June 30, 2000 and incorporated herein by reference.

*** Filed as Exhibit 3.2 to the Form 10-K405/A filed by Metricom, Inc. for the year ended December 31, 1997 and incorporated herein by reference.

**** Filed as Exhibits 4.2, 4.3, 4.4 and 4.5 to the Registration Statement filed by Metricom, Inc. and Metricom Finance on Form S-3, as amended (No. 333-91359) and incorporated herein by reference.


***** Previously Filed.


ITEM 17. UNDERTAKINGS

     The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant further undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Forms S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection(a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


                                (METRICOM, INC.)



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 22, 2000.


                                          METRICOM, INC.

                                          By:   /s/ TIMOTHY A. DREISBACH
                                            ------------------------------------
                                                    Timothy A. Dreisbach

                                            Chairman and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                      DATE
                  ---------                                  -----                      ----
/s/ TIMOTHY A. DREISBACH                         Chairman and Chief Executive     December 22, 2000
---------------------------------------------   Officer and Director (Principal
Timothy A. Dreisbach                                  Executive Officer)

/s/ JAMES E. WALL                                   Chief Financial Officer       December 22, 2000
---------------------------------------------      (Principal Financial and
James E. Wall                                         Accounting Officer)

/s/ BRAM JOHNSON*                                          Director               December 22, 2000
---------------------------------------------
Bram Johnson

/s/ RALPH DERRICKSON*                                      Director               December 22, 2000
---------------------------------------------
Ralph Derrickson

/s/ ROBERT P. DILWORTH*                                    Director               December 22, 2000
---------------------------------------------
Robert P. Dilworth

/s/ JUSTIN L. JASCHKE*                                     Director               December 22, 2000
---------------------------------------------
Justin L. Jaschke

/s/ DAVID MOORE*                                           Director               December 22, 2000
---------------------------------------------
David Moore

/s/ WILLIAM D. SAVOY*                                      Director               December 22, 2000
---------------------------------------------
William D. Savoy

*By: /s/ DALE W. MARQUART
---------------------------------------------
Senior Vice President of Administration,
Attorney-in-Fact

                                   SIGNATURES

                            (METRICOM FINANCE, INC.)


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 22, 2000.


                                          METRICOM FINANCE, INC.

                                          By:  /s/ TIMOTHY A. DREISBACH
                                          --------------------------------------
                                                   Timothy A. Dreisbach
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                      DATE
                  ---------                                  -----                      ----

/s/ TIMOTHY A. DREISBACH                         President and Chief Executive    December 22, 2000
---------------------------------------------   Officer and Director (Principal
Timothy A. Dreisbach                                  Executive Officer)

/s/ JAMES E. WALL                                   Chief Financial Officer       December 22, 2000
---------------------------------------------      (Principal Financial and
James E. Wall                                         Accounting Officer)

/s/ DALE W. MARQUART                                       Director               December 22, 2000
---------------------------------------------
Dale W. Marquart

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  1.1      Form of Underwriting Agreement*
  3.1(a)   Restated Certificate of Incorporation of Metricom, Inc.**
  3.1(b)   Certificate of Amendment of Amended and Restated Certificate
           of Incorporation of Metricom, Inc.**
  3.2      Bylaws of Metricom, Inc.***
  3.3      Certificate of Incorporation of Metricom Finance, Inc.****
  3.4      Bylaws of Metricom Finance, Inc.****
  4.1      Form of Warrant Agreement, including form of warrant
           certificate.*
  4.2      Senior Debt Indenture to be entered into between Metricom,
           Inc. and Bank One Trust Company, N.A., as trustee.****
  4.3      Subordinated Debt Indenture to be entered into between
           Metricom, Inc. and Bank One Trust Company, N.A., as
           trustee.****
  5.1      Opinion of Cooley Godward LLP.*****
 12.1      Statement regarding computation of deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred stock dividends.*****
 23.1      Consent of Arthur Andersen LLP.
 23.2      Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1      Power of Attorney (included in the signature page).*****
 25.1      Statement of Eligibility and Qualification on Form T-1 of
           Bank One Trust Company, N.A. to act as trustee under the
           indentures.*****


-------------------------
* To be filed by amendment or incorporated by reference from reports filed under the Securities Exchange Act of 1934.

** Filed as Exhibits 3.1(a) and (b) to the Form 10-Q filed by Metricom, Inc. for the quarter ended June 30, 2000 and incorporated herein by reference.


*** Filed as Exhibit 3.2 to the Form 10-K405/A filed by Metricom, Inc. for the year ended December 31, 1997 and incorporated herein by reference.


**** Filed as Exhibits 4.2, 4.3, 4.4 and 4.5 to the Registration Statement filed by Metricom, Inc. and Metricom Finance on Form S-3, as amended (No. 333-91359) and incorporated herein by reference.


***** Previously filed.